UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

COPART, INC.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Common Stock, No Par Value
(including the Associated Preferred Stock Rights)

(Title of Class of Securities)

217204106

(CUSIP Number of Class of Securities)

A. Jayson Adair
Chief Executive Officer
Copart, Inc.
4665 Business Center Drive
Fairfield, CA 94534
(707) 639-5000

(Name, address and telephone number of person authorized to receive notices and communication on behalf of Filing Persons)

Copy to:

Paul A. Styer, Esq.
Senior Vice President, General Counsel and Secretary
Copart, Inc.
4665 Business Center Drive
Fairfield, CA 94534
(707) 639-5000

Copy to:

Robert F. Kornegay, Esq.
Robert T. Ishii, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Tel: (650) 493-9300

CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$400,000,000.00	$28,520.00

*	Estimated for purposes of calculating the amount of the filing fee only, this amount is based on the purchase of 10,526,315 shares of common stock at the tender offer price of $38.00 per share.

**	The Amount of Filing Fee calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $71.30 for each $1,000,000.00 of the value of the transaction.

[  ] Check the box if any part of the filing fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form or Registration No.:	N/A Date Filed: N/A

[ ]	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transaction to which the statement relates:

[ ]	third party tender offer subject to Rule 14d-1.

[X]	issuer tender offer subject to Rule 13e-4.

[ ]	going private transaction subject to Rule 13e-3.

[ ]	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  [  ]

INTRODUCTION

This Tender Offer Statement on Schedule TO relates to the offer by Copart, Inc., a California corporation (“Copart” or the “Company”), to purchase up to 10,526,315 shares of its common stock, no par value, including the associated preferred stock rights issued pursuant to the Preferred Stock Rights Agreement, dated as of March 6, 2003, between Copart and Computershare Trust Company, N.A., as successor to Equiserve Trust Company, N.A., as amended, at a purchase price of $38.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 15, 2010 (the “Offer to Purchase”), a copy of which is attached hereto as Exhibit (a)(1)(A), and in the related Letter of Transmittal (the “Letter of Transmittal”), a copy of which is attached hereto as Exhibit (a)(1)(B). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934, as amended. The information contained in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO, as more particularly described below.

Item 1.    Summary Term Sheet.

The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2.    Subject Company Information.

(a)  The name of the issuer is Copart, Inc., a California corporation, and the address of its principal executive office is 4665 Business Center Drive, Fairfield, California 94534. The telephone number of its principal executive office is (707) 639-5000.

(b)  The information set forth under “Introduction” in the Offer to Purchase is incorporated herein by reference.

(c)  The information set forth in the Offer to Purchase under Section 8 (“Price Range of the Shares”) is incorporated herein by reference.

Item 3.    Identity and Background of Filing Person.

(a)  The Company is the filing person. The Company’s address and telephone number are set forth in Item 2 above. The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and under Schedule I (“Directors and Officers of Copart, Inc.”) is incorporated herein by reference.

Item 4.    Terms of the Transaction.

(a)  The following sections of the Offer to Purchase contain a description of the material terms of the transaction and are incorporated herein by reference:

•	“Summary Term Sheet”;

•	“Introduction”;

•	Section 1 (“Number of Shares; Proration”);

•	Section 2 (“Purpose of the Offer; Certain Effects of the Offer; Other Plans”);

•	Section 3 (“Procedures for Tendering Shares”);

•	Section 4 (“Withdrawal Rights”);

•	Section 5 (“Purchase of Shares and Payment of Purchase Price”);

•	Section 6 (“Conditional Tender of Shares”);

•	Section 7 (“Conditions of the Offer”);

•	Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	Section 14 (“Material U.S. Federal Income Tax Consequences”); and

•	Section 15 (“Extension of the Offer; Termination; Amendment”).

(b)  The information in the “Introduction” to the Offer to Purchase and in Section 11 of the Offer to Purchase (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 5.    Past Contacts, Transactions, Negotiations and Agreements.

(e)  The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 6.    Purposes of the Transaction and Plans or Proposals.

(a)-(c) The information set forth in the Offer to Purchase under Section 2 (“Purpose of the Offer; Certain Effects of the Offer; Other Plans”) is incorporated herein by reference.

Item 7.    Source and Amount of Funds or Other Consideration.

(a)-(b), (d) The information set forth in the Offer to Purchase under Section 9 (“Source and Amount of Funds”) is incorporated herein by reference.

Item 8.    Interest in Securities of the Subject Company.

(a)-(b) The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.

Item 9.    Persons/Assets, Retained, Employed, Compensated or Used.

(a)  The information set forth in the Offer to Purchase under Section 16 (“Fees and Expenses”) is incorporated herein by reference.

Item 10.    Financial Statements.

(a)-(b) The information set forth in the Offer to Purchase under Section 17 (“Certain Financial Information”) is incorporated herein by reference.

Item 11.    Additional Information.

(a)  The information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), Section 10 (“Certain Information Concerning the Company.”), Section 12 (“Effects of the Offer on the Market for Shares; Registration under the Exchange Act”) and Section 13 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.

(b)  The information set forth in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed as Exhibits (a)(1)(A) and (a)(1)(B) hereto, respectively, as each may be amended or supplemented from time to time, is incorporated herein by reference.

Item 12.    Exhibits.

(a)(1)(A)*	Offer to Purchase dated December 15, 2010.
(a)(1)(B)*	Letter of Transmittal.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated December 15, 2010.
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated December 15, 2010.
(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(1)(G)*	Press Release, dated December 15, 2010.
(b)(1)
Amended and Restated Credit Agreement dated as of December 14, 2010 between the Company and Bank of America, N.A. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 15, 2010).

(d)(1)
Preferred Stock Rights Agreement dated as of March 6, 2003 between the Company and Computershare Trust Company, N.A., formerly Equiserve Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to the Company’s Report on Form 8/A-12/G filed on March 11, 2003).

(d)(2)
Amendment dated as of March 14, 2006 to the Preferred Stock Rights Agreement between the Company and Computershare Trust Company, N.A., formerly Equiserve Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 8/A-12/G filed on March 15, 2006).

(d)(3)
Copart Inc. 1992 Stock Option Plan, as amended, and form of stock option agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed on December 30, 1999).

(d)(4)
1994 Employee Stock Purchase Plan (as amended December 8, 2003) with form of subscription agreement (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on February 6, 2004).

(d)(5)	1994 Director Option Plan with form of subscription agreement (incorporated by reference to the Exhibits to the Company’s Registration Statement on Form S-1 filed on January 19, 1994).
(d)(6)	Copart Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on June 17, 2002).
(d)(7)	Form of Indemnification Agreement signed by executive officers and directors (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed on October 29, 2002).
(d)(8)	Copart Inc. 2007 Equity Incentive Plan (2007 EIP) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(9)	Form of Performance Share Award Agreement for use with 2007 EIP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(10)	Form of Restricted Stock Unit Award Agreement for use with 2007 EIP (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(11)	Form of Stock Option Award Agreement for use with 2007 EIP (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(12)	Form of Restricted Stock Award Agreement for use with 2007 EIP (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(13)	Copart, Inc. Executive Bonus Plan (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on August 3, 2006).
(d)(14)
Amended and Restated Executive Officer Employment Agreement between the Company and William E. Franklin, dated September 25, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on December 10, 2008).

(d)(15)
Form of Copart, Inc. Stand-Alone Stock Option Award Agreement for grant of options to purchase 2,000,000 shares of the Company’s common stock to each of Willis J. Johnson and A. Jayson Adair (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on June 12, 2009).

(d)(16)
Amendment dated June 9, 2010 to Option Agreements dated June 6, 2001, October 21, 2002 and August 19, 2003 between the Company and Willis J. Johnson (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-K filed on September 23, 2010).

(d)(17)
Amended and Restated Executive Officer Employment Agreement between the Company and Thomas E. Wylie, dated September 25, 2008 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 15, 2010).

(d)(18)
Executive Officer Employment Agreement between the Company and Greg A. Tucker, dated October 29, 2008 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 15, 2010).

(d)(19)
Executive Officer Employment Agreement between the Company and Vincent J. Phillips, dated April 12, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 15, 2010).

*	Filed herewith.

Item 13.    Information Required by Schedule 13E-3.

Not Applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 15, 2010	COPART, INC.

By: /s/ A. Jayson Adair Name: A. Jayson Adair Title: Chief Executive Officer

Exhibit Index

(a)(1)(A)*	Offer to Purchase dated December 15, 2010.
(a)(1)(B)*	Letter of Transmittal.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated December 15, 2010.
(a)(1)(E)*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated December 15, 2010.
(a)(1)(F)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(1)(G)*	Press Release, dated December 15, 2010.
(b)(1)
Amended and Restated Credit Agreement dated as of December 14, 2010 between the Company and Bank of America, N.A. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 15, 2010).

(d)(1)
Preferred Stock Rights Agreement dated as of March 6, 2003 between the Company and Computershare Trust Company, N.A., formerly Equiserve Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to the Company’s Report on Form 8/A-12/G filed on March 11, 2003).

(d)(2)
Amendment dated as of March 14, 2006 to the Preferred Stock Rights Agreement between the Company and Computershare Trust Company, N.A., formerly Equiserve Trust Company, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 8/A-12/G filed on March 15, 2006).

(d)(3)
Copart Inc. 1992 Stock Option Plan, as amended, and form of stock option agreement (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed on December 30, 1999).

(d)(4)
1994 Employee Stock Purchase Plan (as amended December 8, 2003) with form of subscription agreement (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on February 6, 2004).

(d)(5)	1994 Director Option Plan with form of subscription agreement (incorporated by reference to the Exhibits to the Company’s Registration Statement on Form S-1 filed on January 19, 1994).
(d)(6)	Copart Inc. 2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on June 17, 2002).
(d)(7)	Form of Indemnification Agreement signed by executive officers and directors (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed on October 29, 2002).
(d)(8)	Copart Inc. 2007 Equity Incentive Plan (2007 EIP) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(9)	Form of Performance Share Award Agreement for use with 2007 EIP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(10)	Form of Restricted Stock Unit Award Agreement for use with 2007 EIP (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(11)	Form of Stock Option Award Agreement for use with 2007 EIP (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(12)	Form of Restricted Stock Award Agreement for use with 2007 EIP (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 12, 2007).
(d)(13)	Copart, Inc. Executive Bonus Plan (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on August 3, 2006).
(d)(14)
Amended and Restated Executive Officer Employment Agreement between the Company and William E. Franklin, dated September 25, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on December 10, 2008).

(d)(15)
Form of Copart, Inc. Stand-Alone Stock Option Award Agreement for grant of options to purchase 2,000,000 shares of the Company’s common stock to each of Willis J. Johnson and A. Jayson Adair (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on June 12, 2009).

(d)(16)
Amendment dated June 9, 2010 to Option Agreements dated June 6, 2001, October 21, 2002 and August 19, 2003 between the Company and Willis J. Johnson (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-K filed on September 23, 2010).

(d)(17)
Amended and Restated Executive Officer Employment Agreement between the Company and Thomas E. Wylie, dated September 25, 2008 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 15, 2010).

(d)(18)
Executive Officer Employment Agreement between the Company and Greg A. Tucker, dated October 29, 2008 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on December 15, 2010).

(d)(19)
Executive Officer Employment Agreement between the Company and Vincent J. Phillips, dated April 12, 2010 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on December 15, 2010).

*	Filed herewith.